                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   RETEK INC.


     RETEK INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

     1. The name of the corporation is Retek Inc. (the "Corporation"). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 30, 1999 and a Certificate of Correction was filed on September 2, 1999.

     2. This Certificate of Amendment sets forth an amendment to the Certificate of Incorporation of the Corporation which was duly adopted by the written consent of the sole stockholder of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     3. Article IV of the Certificate of Incorporation is hereby amended in full to be and read as follows:

                                  "ARTICLE IV

                                 Capital Stock


     The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 155,000,000 shares, of which
(i) 150,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and (ii) 5,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock")."

     IN WITNESS WHEREOF, Retek Inc. has caused this certificate to be signed by John Buchanan, its Chairman of the Board of Directors and Chief Executive Officer, and attested by Gregory A. Effertz, its Secretary, this 18th day of October, 1999.


                                RETEK INC.


                                By:  /s/ JOHN BUCHANAN
                                     ----------------------------------------
                                Name: John Buchanan
                                Title: Chairman of the Board of Directors and
                                       Chief Executive Officer



ATTEST:

/s/ GREGORY A. EFFERTZ
----------------------------
Name: Gregory A. Effertz
Title: Secretary